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                                                                    EXHIBIT 23.1


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


The Board of Directors
Interchange Corporation


We consent to the use in this Amendment No. 3 to the Registration Statement on Form SB-2 of our report dated April 16, 2004, except for Note 12, for which the date is June 25, 2004, appearing in the Prospectus, which is part of this Registration Statement.


We also consent to the reference to us under the headings "Summary Financial Data" and "Experts" in the Prospectus.

Our report dated April 16, 2004, except for Note 12, for which the date is June 25, 2004 contains an explanatory paragraph that states the Company has limited profitable results from operations, a working capital deficit, a net capital deficit and limited available financing sources which raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.


                                        /s/ HASKELL & WHITE LLP


Irvine, California
October 7, 2004